ARTICLES OF AMENDMENT

ARTICLE I.  NAME

The name of this Utah profit corporation is:

         Stetson Oil Exchange, Inc.

ARTICLE II.  AMENDMENTS

The Articles of Incorporation are amended as follows:

         Article I is amended to change the name of the corporation from Stetson Oil Exchange, Inc. to Telecom Wireless Corporation.

         Article II is amended to increase the number of authorized shares of Common Stock from 50,000,000 shares, par value $.006 to 500,000,000 shares, par value $.006.

The amendments set forth in these Articles of Amendment were proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval on March 12, 1998. The designation and number of shares outstanding is 9,826,674 of common stock. The number of votes entitled to be cast on the amendments was 9,826,674. The number of undisputed votes cast for the amendment was 5,500,000.

The undersigned authorized representative executed this document on date set forth below.


BY: /s/ MARC L. BAKER
   -------------------------------------
Name:  Marc L. Baker
Title: President & Chairman of the Board
Date:  March 12, 1998